Exhibit 99

FINAL TRANSCRIPT

Conference Call Transcript

ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Event Date/Time: Nov. 16. 2007 / 10:30AM ET

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Hete

ABX Air, Inc. - President & CEO

Quint Turner

ABX Air, Inc. - CFO

John Graber

ABX Air, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Adam France

Keane Capital - Analyst

Monica Logani

Wall Street Access - Analyst

Rich Newman

First Capital Alliance - Analyst

Numinda Desilva

Prescott Capital - Analyst

PRESENTATION

Operator

Welcome to the third quarter 2007 ABX Air, Inc. earnings conference call. (OPERATOR INSTRUCTIONS). As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today’s presentation, Mr. Joe Hete, President and Chief Executive Officer of ABX Air.

Joe Hete - ABX Air, Inc. - President & CEO

Thanks, Bill. I want to welcome our shareholders and other investors to our third quarter 2007 conference call. John Graber, our COO, Quint Turner, our CFO, and Joe Payne, our General Counsel, are here with me. Quint will cover our financial results, and he, John and Joe Payne will help me field some of your questions.

Today’s call is to discuss our results for the third quarter ended September 30th, and to brief you on the CHI transaction, a $300 million integrated carrier that complements our own operations and represents a breakthrough development in our industry.

Our third-quarter news release went out on Wednesday, and our 10-Q was also filed on Wednesday afternoon. Both are available on our Web site at ABXAir.com, along with the details of our CHI agreement.

Quint will begin by covering our financial results for the third quarter; then I will cover our operations and a few other matters; finally, we will open the call to your questions. Quint?

Quint Turner - ABX Air, Inc. - CFO

Thanks, Joe.

I need to begin by advising everyone that we may make projections or other forward-looking statements during the course of this call. Such statements involve risks and uncertainties, and our actual results and other future events may differ materially from those we may describe here. I would like to refer to ABX Air’s periodic reports we file from time to time with the Securities and Exchange Commission, including our amended Form 10-K for the year ended December 31, 2006, the amended 10-Qs we filed for the first and second quarter, and in particular our third quarter 10-Q, which contain and identify important factors that could cause the actual results to differ materially from our projections.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Now to our results:

While the third quarter had some challenges that affected our consolidated revenues and earnings, we saw tremendous revenue growth in our charter and other non-DHL businesses as we continued to execute our strategy to diversify the business. Overall, our revenues for the quarter increased 4.6 million, or 1.6%, to $286 million. Our charter business revenues increased 154%, and our other non-DHL businesses rose 74% to more than overcome the 3% shortfall in our DHL revenues.

Net earnings for the third quarter declined 4.2 million to 2.4 million, or $0.04 per diluted share. A number of factors contributed to that result, but the primary ones were:

•

A $2.3 million incremental deferred non-cash income tax expense, versus no tax expense in the third quarter of 2006. Excluding that expense, our earnings for the quarter would have been $0.08 per share, compared with $0.11 in the third quarter last year.

•	The transfer of the Allentown, Pennsylvania and Riverside, California hubs to DHL during 2007, and lower package volumes in our part of the DHL network,

•	the first scheduled heavy maintenance visit for one of our newer 767 aircraft.

•	start-up arrangements necessary to get recently delivered aircraft deployed for our ACMI charter customers,

•	unacceptably high aircraft crew expenses for our ANA operations in Japan, which Joe will discuss later.

•	and increased interest expense from the financing of additional 767s.

As you’re aware, we did not report income tax expense in the third quarter of 2006 because the expense was offset by a reduction in the tax valuation allowance the Company had taken when it separated from Airborne in 2003. While ABX currently reports the deferred income tax expense, we do not anticipate becoming a cash taxpayer until 2010 or later, given the operating loss carryforwards we are currently carrying on our books.

Revenues for the first nine months were $855.3 million compared to $954.1 million last year. Nine-month net earnings were $11.2 million, or $0.19 per diluted share. They include $7.7 million in realized income tax expense, compared to no income tax expense for the same period in 2006. Nine-month earnings in 2006 were $21.1 million, or $0.36 per diluted share.

Our pre-tax earnings for the third quarter were $4.7 million, including $3.2 million from the two DHL contracts, on revenues of $260.6 million. Our DHL results were affected by a lower base of expenses subject to markup and lower achievement of cost-related incentives.

Those DHL results for the third quarter included $2.6 million in base markup and $587,000 in incremental markup. All of the third-quarter incremental markup we earned came from the ACMI agreement, and represented approximately 100% of the incremental market potential under that agreement, and 51% of the total potential awarded under both contracts. No quarterly markup was earned under the hub services agreement.

In 2006, our third-quarter pre-tax earnings from the two DHL contracts totaled $3.6 million on revenues of $269.8 million, which included $2.8 million in earnings from base markups and $781,000 from incremental markups. We earned approximately 78% of the maximum quarterly incremental markup under the two agreements.

Although we operated DHL’s sorting network at close to budgeted expense levels during the third quarter, we did not earn any incremental markup under the hub services agreement. We handled fewer packages than projected, and again, had very challenging cost goals to meet as we continue to focus on helping DHL meet its objectives to offer the best service quality in the industry.

As you know, we have both quarterly and annual opportunities to earn incremental markup. After nine months, we have some perspective about the likelihood of our achieving those annual goals, although as usual, I’ll caution you that our nine-month results are not necessarily indicative of our full-year performance.

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

With that in mind, at the end of the third quarter, we were on pace to achieve nearly 100% of the maximum annual incremental cost-related markup under the ACMI agreement, but none of the incremental cost-related markup under the hub services agreement.

Looking at where we stand on the annual incremental markup for service performance, we were on pace through September to achieve 80% of the maximum annual service markup available under our ACMI agreement, and approximately 90% of the maximum under the hub services agreement. Last year we realized 100% of the maximum ACMI, and 70% of the maximum hub services incremental. So we’re actually ahead of where we were a year ago against our sorting quality standards. Again, all of the annual markup incentives are realized in the fourth quarter, so we won’t know for sure what we have achieved until early next year.

As I said earlier, our non-DHL business continues to experience rapid growth. Revenues for the charter business increased 154% as we added two 767s, bringing the total number of our 767 aircraft to nine, and increasing our charter hours by 140%, flying over 2300 additional hours during the quarter. However, our margins for the charter business were softer at 1% in the third quarter this year versus 13% a year ago.

Several factors contributed to our lower charter margins. Depreciation charges were higher for the additional 767s. And operations on behalf of new customers took longer and cost more to establish than we anticipated. That includes our operations for ANA in Japan, which Joe will discuss in a minute.

He and I both want to tell you that we expect our ACMI charter business to continue to grow rapidly with three more of our own 767s coming into service by the end of the year. We also expect to achieve margin levels we contemplated when we made those investments, which should happen when we resolve our short-term issues and assimilate new customers into our system.

Revenues from our other non-DHL businesses grew significantly in the third quarter, reaching $8.7 million, up 74% from a year ago. Pre-tax earnings from those businesses were up 53% at $1.1 million. The stronger quarter was primarily driven by higher third-party aircraft maintenance work.

As we have mentioned on previous calls, aircraft maintenance revenues can fluctuate from quarter to quarter as they depend in part on customer schedules and hanger availability. The maintenance requirements of our fleet dedicated to DHL always take priority.

Net cash generated from operating activities was $52.4 million for the first nine months of 2007, compared to $37.3 million in the first nine months of 2006. Depreciation and amortization expenses increased 12.6% year-to-date, primarily due to the six additional Boeing 767 aircraft that we have placed in service since September 2006. We expect cash flow from depreciation and amortization to grow in the fourth quarter as we deploy three additional 767s by year-end.

Before handing the call over to Joe, I would like to address confusion some investors have had over the Company’s liquidity after we declared DHL in default under our agreement. We said in the news release that DHL’s decision to withhold payment would trigger defaults under our credit agreement and aircraft loan. However, we have since been able to obtain waivers of the default from our lead banks.

As of September 30th ‘07, the Company has strong and growing cash flow from operations, no outstanding borrowings under our $45 million credit agreement, other than the funds required to back letters of credit. So, as you can see, we don’t have a liquidity problem, and we expect to maintain strong cash flows and solid coverage ratios after the CHI deal is completed. You may have noticed in our earnings release that we disclosed CHI’s own projection of its full year 2007 EBITDA. If you divide that $73 million into the$ 350 million we are paying for CHI, you get a multiple of approximately 4.8, which we think represents fair value when compared with similar transactions today.

That completes my review of our third-quarter financial results. Now Joe Hete will review our operations for the quarter and our outlook for the rest of the year.

Joe Hete - ABX Air, Inc. - President & CEO

Thanks, Quint. As I said in our news release, the third quarter was disappointing because we didn’t achieve the results we had hoped for earlier in the year. Quint covered the main reasons, and I’ll elaborate on a couple of them. First, I want to review the positive news we released this morning about our issues with DHL, and at the end I’ll cover the CHI transaction.

As the press release we issued this morning explains, DHL has agreed to resolve our differences over its withholding of expense payments and submit the underlying overhead allocation issue to arbitration, as called for in our agreements.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

DHL wired us $8.8 million yesterday afternoon to restore the payment they withheld on November 5th. The parties have agreed to arbitrate this issue as provided for under the commercial agreements, and we hope to use this as an opportunity not only to continue our relationship on a more normalized basis, but to find ways to improve it for the benefit of both companies. Although arbitration will likely take several months, we fully expect that our point of view will be upheld. Until that occurs, we will continue to provide them with the same high-quality service we have delivered for years.

John Graber and I had an extended meeting with DHL senior management last weekend, and John has continued to work with them all week. Our conversations have covered topics well beyond the default, and could lead to resolution of several other issues between the companies. I can’t tell you anymore than that today, but you can count on us to let you know when there are further developments.

Turning back to the quarter, our results from DHL show that we are continuing to perform well, including continued excellent service under both our ACMI and hub services agreements.

Our pre-tax earnings under the ACMI agreement were only slightly below year-earlier levels, and included another sizable markup for achieving quarterly cost-related goals. On the hub services side, the quarter — the third quarter of last year was the first one that did not include any significant line-haul results, so comparisons of this year over last are largely volume-driven. We did not achieve any cost-related markup for the quarter, given that maintaining high-quality service across the DHL network remains our top priority.

The good news is that our service for DHL remains outstanding. Service performance for our ACMI operations in the DHL network is better than 99% year-to-date, and our service performance metrics under the hub services agreement exceed year-ago levels.

As you can see from our projections on annual service markup, we are in good shape on both the ACMI and hub services side so far this year. We are in position to earn the majority of our annual service markup potential, along with our usual good results against the annual ACMI cost incentives.

Great service is what we strive to provide DHL and its customers every day. In my discussions this year with senior people at DHL, including those we had just last weekend, the quality of service we provide to their US network, both flying and sorting, has never been an issue. That includes when necessary flying additional DHL routes when their other carriers can’t cover them. We find their hub services cost expectations extremely challenging, and we believe there are alternate ways to get the job done that could reduce costs, and we are working with DHL to implement them.

Quint mentioned the impact of our crewing issues in Japan on the margins we earned in our non-DHL charter business. We have tried to reach a compromise with our pilots that would address some of the additional costs we have been absorbing, but have been unsuccessful. Now we intend to act to resolve it in line with our current contract.

As a first step, we need to make sure that our customer, ANA, is satisfied with the solution we are adopting. While our service levels for them remain at or above specified levels, we have committed to them that we will fix our cost issues. Our plan is to create in Japan what we already have in place in Miami, where our South American charter operations are based. Under our labor agreements, we can assign crews under certain circumstances to a specific domicile or base of operations. We will do the same thing in Japan starting early next month with a group of about 28 pilots. We have about half that number available now, and are hiring the balance we need to fully support ANA.

We had avoided taking this step while we tried to work out an acceptable arrangement to rotate our crews to and from Japan for specified periods. Unfortunately, we were unsuccessful in getting an alternative implemented, and we determined that establishing a domicile for our crews in Japan was the best approach. The union is challenging our right to proceed, but we remain confident that we are in compliance with our collective bargaining agreement in establishing a domicile in Japan. At the same time, we have been working on an amended labor agreement with our pilots, and these negotiations are now under the direction of the National Mediation Board.

Although our earnings from our charter operations reflect the factors Quint mentioned before, our other non-DHL businesses generated a 53% increase in pre-tax earnings. That gain came principally from our management of sort centers for the U.S. Postal Service and from contract maintenance services. Both operations are performing well overall, and we expect even better results from the USPS centers in the fourth quarter as we again operate an additional holiday facility for them in Texas.

Charter block hours from Boeing 767s for the third quarter were up 140% versus the third quarter 2006, continuing our success with the 767s. That’s a great result, but we acknowledge it could have been stronger. Completing certifications, getting the right number of crews in position, and other contract issues with new ACMI customers have taken longer to resolve than we had expected. Still, our ACMI sales teams say new and existing customers remain very interested in these aircraft, including those in-service or coming on stream over the next several months.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

As evidence of that, we announced Wednesday that we have signed a new one-year agreement with an ACMI customer in Venezuela, and received our first-ever operating authority to operate between the US and Mexico. Those flights begin this month. While some of our in-service 767s have not yet begun to generate revenue, we expect good growth in our ACMI business in the fourth quarter this year, as well as from additional holiday seasonal flying. And we remain confident that over time, we can achieve the returns we envisioned when we acquired them.

Finally, I want to recap the principal points of our agreement with CHI that we announced two weeks ago, for those of you who missed our news or could not join us on that call. That transaction when completed will fully transform our combined companies into the principal force in the ACMI charter business in the US, as well as in selected key markets around the world. We will become the world’s leading operator of medium wide-body freighters with 48, a leader in integrated aircraft leasing, fuel management and sorting services, and a faster growing, cash-generating company with more flexibility to allocate our aircraft and serve our customers, including DHL.

Peter Fox, CHI’s Founder and CEO, shares my enthusiasm for the new opportunities we can pursue together as one of the world’s largest air cargo carriers, backed by a broad range of complementary services for forwarders, other airlines, and shippers around the world. As further evidence of these opportunities, Peter says that CHI will purchase two more 757’s, raising its 757 fleet to three. He also said that CHI’s subsidiaries TAM and CCIA have an agreement with DHL to operate one 757 in South Central America in the first quarter, and are negotiating to provide DHL an additional 757 under an additional ACMI agreement, as well as additional 757s under dry lease arrangements. In addition, Peter says that he is negotiating with a Canadian carrier that has agreed to lease two of its five 767s for more than seven years, also starting next spring.

The response from our employees has also been positive. After our conference call two weeks ago, Peter and I briefed thousands of ABX Air employees about the agreement, and how it provides us with a stronger, broader platform to grow. Peter and I also met with his employees this week, and I can report they are also excited about our future together.

The process of completing this agreement is already underway. Although some matters will take time to complete, I’m still hopeful that we can get it done by the end of the year. Our earnings release referenced CHI’s projected EBITDA of $73 million for 2007, which is more than what most of you were projecting based on DOT reports from the airlines.

A significant amount of CHI’s cash flow comes from its leasing business, charter brokerage, and aircraft support services which is not reflected in those reports. And given the nonpublic status of most of CHI’s customers, it’s also clear that many investors don’t know about the huge scope of BAX/Schenker’s global operation and its leading position in the heavy freight market, or the scale of its Toledo hub operations. The recent termination of Kitty Hawk’s network only further enhances their business.

Based on the numbers in our release and what we know CHI will do in the future, I’m very confident that we are acquiring a very good group of businesses at a fair price. While I still can’t show you the complete financial picture on CHI, or all of our compelling financial reasons for making this agreement, you can be sure that we will be reaching out to share all that information with investors.

In closing, I want to acknowledge the letters and phone calls we have received from shareholders, especially since we announced the CHI acquisition. It quickly became clear to us that many of you are unhappy about our inability to understand the financial basis of the CHI deal because we had agreed to their need to protect their information until the transaction had closed. We have talked to Peter Fox and his team and impressed on them the importance of giving you a better perspective on his results than many of you were getting from the DOT reports. The EBITDA that they are forecasting this year is much stronger than Street expectations and validates our purchase price for the CHI companies.

One element of our agreement that some shareholders have complained about, the breakup provision for ASTAR, is actually intended to leave the door open for ASTAR if they have any interest in making an offer that represents the full value of ABX Air.

As to your other concerns about our commitment to building shareholder value, I know I speak for the Board when I say that the erosion of our stock price is not something we take lightly, but we believe it is primarily driven by uncertainty about our DHL relationship and the lack of information about our CHI transaction, not any fundamental weakness in our business. The business and customer relationships we have today, and those we will add when our CHI transaction is completed, represent a combined entity with 135 aircraft and a diversified portfolio of services. Those businesses, together with our DHL relationship, represent one of the world’s top 10 all-cargo carriers based on Air Transport Intelligence data. Those aircraft, plus a more diverse customer base and a wider array of integrated cargo services, represents a unique competitive force in our industry, poised to attack prime opportunities and rapidly growing markets.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

That completes our prepared remarks. Now, moderator, we are ready to take some questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Adam France, Keane Capital.

Adam France - Keane Capital - Analyst

A quick question here, if you could perhaps help me in making some assumptions. The CHI depreciation — if we look at your DHL, or non-DHL, the charter business, it looks like depreciation runs, at least in the second quarter, at about 15% of revenues. Should we assume CHI’s depreciation is around there, or closer to the DHL rate as a percent of sales?

Quint Turner - ABX Air, Inc. - CFO

It’s certainly north of 10%. One thing you’ve got to remember is that there will be a valuation that takes place to implement purchase accounting after the transaction, and that we would expect their depreciation and amortization to increase from historical levels after that purchase price allocation.

Adam France - Keane Capital - Analyst

Okay.

Quint Turner - ABX Air, Inc. - CFO

But you’re basing it on a 15%, and you’re looking at us, right, as a frame of comparison?

Adam France - Keane Capital - Analyst

Yes. Your charter business, second quarter you did about $2.2 million in depreciation, $14.2 million in revenue. That’s about ballpark.

Quint Turner - ABX Air, Inc. - CFO

I would say it will end up lower than 15%.

Joe Hete - ABX Air, Inc. - President & CEO

If you look at the value of the assets that they currently operate with the DC-8s and the 727s, that has a much lower depreciable component than the 767s that we are putting into service under our non-DHL business.

Adam France - Keane Capital - Analyst

So the magic number is somewhere between 10 and 15?

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Joe Hete - ABX Air, Inc. - President & CEO

Correct.

Operator

Monica Logani, Wall Street Access.

Monica Logani - Wall Street Access - Analyst

I’m just trying to understand, in terms of the high expenses for the crewing of the ANA deployment, I’m trying to — if you could just help me quantify kind of how much expense was incurred for that, and then also kind of the impact on revenues, because as a result of having less crew available, you’re not able to deploy as quickly the planes that were coming out of cargo conversion. That’s the first part of the question. The second question is, I know that Joe mentioned in his comments that you’re going to start establishing a domicile in the beginning of December. I’m just trying to understand kind of what kind of profitability we would see in the fourth quarter, and if it will completely resolve itself in the first quarter of ‘08.

Joe Hete - ABX Air, Inc. - President & CEO

In regards to the crews it’s effectively because of the inability to work through a more productive solution with the flight crew union, we ended up essentially with consuming twice as many crews as what would have been anticipated under, say, using a domicile as the basis for the crew staffing. So essentially, our crew costs were approximately double. On top of the crew cost itself, a significant amount of air travel costs were incurred for moving those crews back and forth across the Pacific, to have them in position for running the flights.

If you take a look at it from an impact on what were the potential loss revenues, obviously, as a result of having that many crews tied up, we were in a position where, in addition to some of the issues we talked about during the prepared remarks, obviously, we were short of people to operate those aircraft once we got past some of those hurdles. If you consider that there were probably two aircraft on average that weren’t operating during the third quarter that otherwise may have, and figure about, call it $750,000 to $800,000 a month in terms of revenue for each one of those aircraft, that would give you a good ballpark in terms of what lost revenue potential was.

Monica Logani - Wall Street Access - Analyst

So your block hours could have been quite a bit higher if not for that?

Joe Hete - ABX Air, Inc. - President & CEO

The block hours — we were about 140% on our block hours; it probably should have been more like 200% had we had the resources available to continue to operate those aircraft. In regard to what the impact will be for the fourth quarter, as we stated, we’ll start staffing the domicile the first of December with some of the folks that are prepared to head across there. So we’ll still see some of that impact of the higher cost structure into the fourth quarter and into the early part of the first quarter we anticipate having the domicile completely staffed approximately February.

Monica Logani - Wall Street Access - Analyst

Okay, so we’ll still see a little bit of an impact in the first quarter, but in the second quarter it should be back to normal?

Joe Hete - ABX Air, Inc. - President & CEO

Yes, it should.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Monica Logani - Wall Street Access - Analyst

In terms of your — this new one-year agreement you talked about with the Venezuelan carrier, could you give us some metrics on the size of that contract?

Joe Hete - ABX Air, Inc. - President & CEO

The contract is expected to generate approximately 250 block hours a month for the aircraft that will be utilized on that run.

Monica Logani - Wall Street Access - Analyst

Just in terms of a contract size —

Joe Hete - ABX Air, Inc. - President & CEO

Well take that and utilize — you can use the average in terms of what our average block hour revenue is, so it might be probably be close to 9, $10 million in gross revenue.

Monica Logani - Wall Street Access - Analyst

So like a $3500 of revenue per block hour?

Joe Hete - ABX Air, Inc. - President & CEO

That would be a good estimate.

Monica Logani - Wall Street Access - Analyst

If you could talk about within your third party business, the non-ACMI, the three HASP programs that you have, I know in the last few quarters they have not run up to complete profitability that you expect. Did we see better profitability with those contracts this quarter?

Joe Hete - ABX Air, Inc. - President & CEO

You’re referring to the USPS?

Monica Logani - Wall Street Access - Analyst

Exactly.

Joe Hete - ABX Air, Inc. - President & CEO

No, actually, we’ve seen an improvement. In fact we got with the Postal Service, and we have restructured the network in one of the hubs that was not performing as it should have. The irony was the amount of volume that was anticipated to go through that hub in terms of the number of units that would generate revenue was actually down from what the projected levels were, but the number of scheduled truck runs and the operating window was greater than what was originally anticipated. So we made some adjustments in conjunction with the Postal Service, and implemented those during the month of November.

Monica Logani - Wall Street Access - Analyst

Finally, in terms of your maintenance, was there any flat-panel work in that number?

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Joe Hete - ABX Air, Inc. - President & CEO

Right now as far as the flat panels, we’re still — we’ve got a couple of customers we talked about previously, and IS&S has announced some pretty large orders. Still working through what piece of that business for those respective customers that we will actually see. Up until now, the amount of revenue generated for them has been relatively small, but the programs really haven’t gone into a full launch at this point in time.

Monica Logani - Wall Street Access - Analyst

When do you expect that to happen, in ‘08?

Joe Hete - ABX Air, Inc. - President & CEO

Should be in ‘08.

Monica Logani - Wall Street Access - Analyst

The final question I had is just on this profitability of CHI, the $73 million you alluded to. Could you talk about how you see the sustainability of that profitability? I know a good chunk of it comes from the military, so I was hoping you could talk to kind of where you see those levels going into ‘08. Is that something that will grow a little bit, or could we see it decline a bit?

Joe Hete - ABX Air, Inc. - President & CEO

When we looked at our forecast, we took into account the potential for the downturn in the military piece of the business. One of the attractive things about the military business that CHI does have through its subsidiary ATI is that they have the DC-8 combis, and they’re the only ones that have such an aircraft in service for the military. So if there’s any work to be performed that would require a combi, they will be the one that gets that piece of work on a go-forward basis. Right now it appears that based on the initial projections we have that they’re running ahead of that in terms of the level of business with the military at this point in time. And of course the missions that are tied up with the combi are not necessarily tied directly to the activity in the Middle East, but that level of business was there long before the Middle East kicked off.

Monica Logani - Wall Street Access - Analyst

It sounds like it would be sustainable.

Joe Hete - ABX Air, Inc. - President & CEO

We believe it is.

Monica Logani - Wall Street Access - Analyst

Do you see some growth as well? What kind of growth potential do you see?

Joe Hete - ABX Air, Inc. - President & CEO

In terms of the military side?

Monica Logani - Wall Street Access - Analyst

Just in general.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Joe Hete - ABX Air, Inc. - President & CEO

Just in general. We see a lot of potential for growth. The acquisition of CHI was strategic in nature, in that it gives us a great platform to build off with the two entities they have. As I mentioned earlier on the call they’re already in the process of having the first 757 modified, and it’s under a contract with DHL to run in their Latin American market. The 767s will be coming online next year. And a combination of both dry leasing, as we mentioned on the call, to a Canadian carrier, as well as standard ACMI work is in the offing for the assets to go into that company. So we are very excited about the potential from a growth opportunity with those two carriers.

Monica Logani - Wall Street Access - Analyst

Just to restate my question, the $73 million, obviously, doesn’t include any of those 757 or 767 planes, and obviously that is a nice growth opportunity, those planes coming on. I’m just curious — this base business with BAX and with the military, what kind of growth potential you see for that.

Quint Turner - ABX Air, Inc. - CFO

Well Monica, this is Quint. In terms of the BAX business, I think, we’re comfortable that that’s a stable piece of business. And the military, as Joe said, CHI has an excellent niche there. And when we have done our modeling, accretion, dilution and so forth, we’ve considered the fact that the military business might fall off somewhat. But all that said, we would expect the EBITDA from those two sources in total to remain very stable. The 757 and the 767 programs that Joe’s talked about, I think, represent significant opportunities for growth in EBITDA. The $350 million enterprise value that we talked about, of course, includes — a chunk of that is related to those aircraft. And they have not contributed anything in the $73 million of EBITDA that CHI expects to report in ‘07. So we’re very excited about that. I think that if you look at what the expected EBITDA contribution would be from those aircraft, it would lower the average multiple — the deal multiple that we’re paying for the company.

Monica Logani - Wall Street Access - Analyst

Are you at this time ready to just talk about synergies, both on the top-line as well as on the cost line?

Joe Hete - ABX Air, Inc. - President & CEO

Nothing to any degree of specifics. In terms of the top-line, obviously, that’s going to be dependent on what our customers look for. As we’ve said, DHL is already a customer of both ABX and CHI. BAX Global, for example, obviously, with the shutdown of the Kitty Hawk network saw a huge increase in their volume that runs through their Toledo facility. And keep in mind that CHI is currently the sole domestic provider for BAX in their network. So they’ve seen an uptick in volume there as well. So I think they’re well-positioned from the standpoint for growth going into 2008.

Monica Logani - Wall Street Access - Analyst

Thank you very much.

Operator

(OPERATOR INSTRUCTIONS). [Brian Lorraine], First Capital Alliance.

Rich Newman - First Capital Alliance - Analyst

Actually this is Rich Newman from First Capital Alliance. I have more of a generalized question. I’m having a hard time reconciling the stock price at these levels, given the — following the fundamentals of the Company and the corporate finance events that have occurred over the last six months or so. I’d like to maybe if you could shed some light on that relationship in terms of pointing out that the stock was trading about $7 or so in the summer, and we had — our third-party cargo business is moving up quite a bit, and our non-DHL business as well. And we had our — we

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

have our relationship ongoing with our largest customer, which I’m sure most investors know that the ACMI agreements, everything is reimbursed, including depreciation and so on and so forth. And of course you have that put agreement that effectively allows you to liquidate the planes if you had to at a price that would be actually greater than where your stock price is turning today.

ASTAR/DHL, who owns 49% of it, approached ABX Air with a $7.75 offer. The stock then ran above $8 in anticipation that that was some kind of opening bid. We had Goldman Sachs that we paid some money to, and a deal was not consummated. And it was under the assumption that ABX Air was worth more than what they were offering, and that it wasn’t an appropriate price, and therefore, an investor like myself has to conclude that both yourselves and Goldman felt that prospects for the Company were such, and your relationship with DHL, that it didn’t warrant following up on that in some capacity, or that potentially ASTAR/DHL had no intention of ever raising the bid beyond $7.75.

Here we are today, and we’re — we have some type of, let’s call it, minor disagreement associated with this 10% threshold, and albeit we look like we’re buying a very attractive company that diversifies our businesses. But, what percentage of the CHI business that’s non-DHL — how does that play into this 10% threshold, and what was that discussion you said earlier involving — regarding the breakup fee that suggested that — left the door open for ASTAR/DHL to potentially come in? Because it seems to me that at $4.40, that the stock is ridiculously underpriced. But yet I cannot reconcile why those talks, which was really on behalf of the largest customer that wanted to create some synergies for their North American business, that may very well have allowed you still to pursue your third-party business, as it didn’t affect theirs, why that hasn’t been more of a factor in where the stock price is. And of course, we all want to create shareholder value. So, how can we address that so that the market can better understand? And maybe then we can get — attract some other investors.

Joe Hete - ABX Air, Inc. - President & CEO

I’m sorry, Rich. What was the last question there? I’m trying to follow you.

Rich Newman - First Capital Alliance - Analyst

The last question was since I — I’m trying to reconcile the path that all of this has taken, and where we are today. And the stock price, in my mind, is very low, which means I — and myself, I assume that people either don’t understand the unusual agreement in terms of how you’re reimbursed by your largest customer, or they don’t understand — I don’t really understand exactly what took place in that we have Goldman Sachs and ABX Air management/board feeling that $7.75 does not value the Company properly, and here we are at $4. You mentioned earlier in this conference call that this deal, albeit very attractive, with CHI is not precluding a deal, and that you left the door open through some adjustment in this breakup fee. And so I thought maybe if you could give us what you could publicly tell us about how that process went, because clearly our stock price is…

Joe Hete - ABX Air, Inc. - President & CEO

I think, in short — I think one thing that we all agree on, we believe our stock is significantly undervalued today. Because none of the fundamentals of the business have changed since when we were at $7 plus back in the summer. As far as the transaction with ASTAR, they had an indication of interest at $7.75. Now coincidentally enough, that indication of interest came out right about the midpoint of where we were working on the CHI transaction. And as you mentioned, we did retain the services of Goldman Sachs to evaluate the ASTAR indication. Obviously, they had to do that in conjunction with what we were seeing as the potential of the CHI transaction.

If you looked at the comparison, the opinion that was given was that it was a good decision by the Board to say that the indication of interest by ASTAR was not high enough, because it certainly didn’t reflect, if nothing else, the value that the synergies of putting the two airlines together would bring to both ASTAR and DHL.

As such, our response to ASTAR at the time was that we didn’t believe that that $7.75 reflected those synergies. In our minds, we left that door hanging open; they just chose at that point not to walk through it, and summarily, after the Board responded, said they withdrew their indication of interest. And that was the last we heard from the folks at ASTAR. We have heard nothing since.

In terms of the potential value to DHL, yes; on a combined basis, when you put the two carriers, there is a significant amount of value that could be derived from a single carrier within the DHL network. But again, it can only happen if the two carriers realize that the two carriers get together.

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Why the stock reacted the way it has since that point in time, we still believe that the long-term best interest of the shareholders is served by our doing the CHI acquisition. We think investors will see that it becomes significantly accretive to our earnings as we get past kind of a heavy building year in terms of CapEx investment in 2008. But we also believe it will be accretive to the earnings in 2008 as well. None of the fundamentals of the ABX core book of business with DHL has changed significantly. We did have a loss of two of the hubs this year. We also put out in our press release and our Q that they took an additional regional facility with the South Bend hub facility. But the regional hubs themselves, as you saw, don’t generate a significant amount. At least the two pieces of business that they took over with the Niles South Bend facility, as well as the Columbus logistics facility, aren’t huge contributors from both a revenue and profitability perspective.

I think there was an overreaction by the market to the fact that we had this dispute with DHL. Certainly it didn’t warrant such a precipitous drop in the share price, because there was nothing in there that said that the agreements were terminated. We continue to provide the service to DHL just as we did the day before we made that announcement. And as we mentioned in our prepared remarks, DHL is fully prepared, as are we, to continue with the agreements that we have in place today up through the termination of the current period and, we hope, through the renewal process as well.

Rich Newman - First Capital Alliance - Analyst

Joe, how does this acquisition of CHI, even though, obviously, they are doing some business with DHL as well, how does that enter into the revenue calculation that has driven this dispute that has now been basically solved, however, has caused the stock price to arguably drop two or three points?

Joe Hete - ABX Air, Inc. - President & CEO

Certainly, the deal isn’t even closed at this point in time, so it has zero impact on that. Now we have said before that we would anticipate that we would cross that 10% threshold just with our organic growth in the early part of 2008. Just if you do the simple math with the number of aircraft coming online, it would show that they had — call it $8 to $9 million of revenue per aircraft, and layer that on top of what we have shown for our third-quarter results, you can see that we’re not that far away. In fact, we’re about 9% of our total revenue came from the non-DHL piece. So that hasn’t entered into the equation. The real question was one, and that’s why we’re arbitrating, of what constitutes revenue within that calculation, and another part of that is what’s the measurement period for what you would say that 10% is in place for?

(multiple speakers)

Rich Newman - First Capital Alliance - Analyst

This CHI acquisition and our third-party business is diversifying our business, and we’re doing quite well. But isn’t there — again, I know you really can’t answer this question, but it looks to an outside investor that the timing of this dispute that was really small potatoes is, in my mind, maybe more in response to the lack of cooperation they got when they approached you back in the summer. Because otherwise, what — Deutsche Post is a multi-billion dollar concern. Why are they quibbling and screwing around for a few million dollars when — in the front of this acquisition, if it wasn’t because they really would like to get this thing together and work it out? It just doesn’t really — nothing really quite adds up to me, because the stock by all rights should be substantially higher. And if the Board is, of course, looking out for our best interest, then, again, even with the CHI 4.8 times EBITDA acquisition, and our third-party business, and so on and so forth, because it’s a little bit like the tree falling in the forest, it seems like, yes, we’re going to get up to that price, but we’re not getting up to that price anytime soon. And who is to say that that $7.75 was not something that couldn’t have been negotiated higher, and that you might have still been able to do some of this third-party business that didn’t affect their network? It’s hard for me to understand.

Joe Hete - ABX Air, Inc. - President & CEO

Like I said, we’re a little bit perplexed by the reaction in the marketplace itself. As far as the issue of the 10%, it’s not in terms of a multi-billion dollar company that DHL/Deutsche Post is. Certainly the $8.8 million isn’t something that’s going to turn the tide, but $8.8 million is $8.8 million. DHL believed that they had a position that said that they should be able to reduce their book of expenses by that amount. We, obviously, disagree with that position, and that’s why we will take it through the arbitration process and resolve that dispute. As far as what the motivation may be outside of that other than saving the dollars, I don’t want to speculate

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Rich Newman - First Capital Alliance - Analyst

I don’t want to take up anymore of your time because I’m probably getting a little irritating, but just one last thing, though. Is it reasonable to say by reading the public information that’s available that we hired and paid Goldman Sachs, we went through their indication of interest, and that both the Board and Goldman Sachs felt the Company was not getting full value at $7.75, that the work that was done by the outside adviser and your board, clearly, felt that the stock price was — the stock — company was worth more than that? That’s fair to say, is that correct?

Joe Hete - ABX Air, Inc. - President & CEO

That’s absolutely fair to say. The Bottom-line is the Board was focused on what generates the best value for the shareholder, and certainly we had to. And as you know, we had been looking at the CHI deal prior to that. So certainly we had to look at what will be created, the benefits of that combination. And it was the Board’s evaluation that, as well as our financial advisers, that shareholders’ value was best served to not go for the indication of interest at that price. As you know, it was not an offer; it was withdrawn. We have taken careful steps at making sure that if there remains that interest, it can surface again. We’re careful to negotiate a walk-away fee with CHI with respect to ASTAR, specifically for that purpose.

Rich Newman - First Capital Alliance - Analyst

That’s what I was talking about at the beginning. You alluded to that earlier. That’s been carved out so that if in the process of arbitrating with DHL and the ongoing discussions, if this comes up again as something that makes sense for the entire company, entire network, that the CHI deal will either be a positive long-term because it’s going through for us, or can be adjusted if in fact another plan creates higher shareholder value?

Quint Turner - ABX Air, Inc. - CFO

We believe the CHI deal is absolutely a positive from an earnings per share basis and an accretion basis looking forward. And that’s what we can sort of focus on. In terms of the stock price, as you know, it’s affected by uncertainty in the marketplace. No question that the default, or what we believe is the default, last week, that created some uncertainty, and naturally had a precipitous impact on the stock price.

Rich Newman - First Capital Alliance - Analyst

I have a stupid question again. I alluded to this in the beginning of the conversation. With the put agreements you have with your aircraft, and so on and so forth, if push comes to shove, and you sold the planes at either higher market value or put them back to DHL and then paid off the debt associated with that and so on and so forth, it literally — my work suggests that that money would be greater — create book value then where your stock is trading now, and then you would still have whatever outside business that’s growing at the triple digits that you’re working on besides that as some type of subsidiary. You’d be a much smaller company, but you would be — it would be then awarded some monstrous multiple. I think the market may misunderstand what this — I think you have some shareholders who understand — misunderstand the ACMI agreement, how you really get — are not subject to fuel price increases and interest costs, and that you have this put agreement, because nobody reads all that stuff.

Joe Hete - ABX Air, Inc. - President & CEO

You’re spot on, and we have a similar situation with the BAX business as well if we get the CHI transaction closed in that you don’t have any exposure to fuel prices; you don’t have any exposure to fuel prices with the military book of business. I think the other thing that people need to focus on is the fact that we provide roughly two-thirds of the lift capacity for DHL within the US. And people are concerned that all of a sudden if the agreement was going to be terminated and that book of business would go away, you’ve got to ask yourself, if that’s the case, where would those assets come from? So I think we’ve got — that piece of it — obviously, there’s going to be some dispute. The agreement is one that had some vague areas. We will go through that with the arbitration process and get that issue resolved. But rest assured that we will continue to be an integral part of DHL’s network, at least through the initial term and hopefully through the renewal period, and continue to serve them as best we can.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Rich Newman - First Capital Alliance - Analyst

Thank you for your time. I’ll let somebody else ask a question. Thank you.

Operator

Adam France, Keane Capital.

Adam France - Keane Capital - Analyst

Joe, can you speak at all to the overhead and the revenue from non-DHL? When it clicks over a certain percent, they don’t have to cover a certain amount of overhead. If this happens in ‘08, is there a way to ballpark how much money according to the existing agreement that could be?

Joe Hete - ABX Air, Inc. - President & CEO

The difficulty, and we’ll go through a process — which we’re heading down that path right now — to ascertain what the allocation should be. Obviously, there’s a significant chunk of that that can be directly attributable to the current — driven by the book of business that we do with DHL that’s currently included in that allocation. So we are working with DHL to ascertain what that matrix should look like in terms of how we divide those costs.

Essentially the agreement itself says that when the non-DHL piece of our business is 10% of the revenue, we will allocate overhead. And that’s all it says. There is no formula or anything of that kind. Because not only do we have to figure out this question of fuel that DHL raises, whether that counts towards revenue, we also have to deal with the piece that — what is the time measurement that we have been over the 10%, as well as how those costs are allocated. So that’s in process, and the other pieces will be handled through the arbitration process.

Adam France - Keane Capital - Analyst

Let me ask you this. When they — exclusive of the $800,000, that $8 million that they were talking about, were they assuming —

Quint Turner - ABX Air, Inc. - CFO

Adam, I think I know where you’re going with that. What they withheld was — first of all, there was no calculation. What they said was it applied to second and third quarter. But there was no calculation. I realize you’re trying to get a sense of what that could be.

Adam France - Keane Capital - Analyst

It just seems kind of insane. Second and third it’s $8 million. We had — you put another quarter on that — you only make $19 or $20 million a year from that’s just nuts.

Quint Turner - ABX Air, Inc. - CFO

I will tell you that while the two parties have yet to sit down and go through it, we certainly have a view of that, and we’ve looked at it. And that is, we would say, significantly overstated. And as Joe said, it’s something we’ll have to work through when the two parties sit down. But the largest portion of what, I think, they may view as the allocable cost is really pension and so forth that can be directly associated to personnel who serve DHL in the two agreements. And I think that it’s not their fault per se, because the parties haven’t sat down and gone through it yet. But for certain, our view is that that number is significantly overstated. But the first issue is the timing. And we don’t believe we’ve triggered, certainly, and that’s what has to be arbitrated.

Adam France - Keane Capital - Analyst

Can you speak to when the refurbishments should be done on those six CHI aircraft, the five 767s, the one 757?

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Joe Hete - ABX Air, Inc. - President & CEO

The one 757 should be done very early in the first quarter and go into service, we’re guessing right now, probably around the February timeframe. The 767s themselves, the first one for modification was ferried over to IAI. Remember that CHI was the launch customer for the Boeing modification, so they already have one that’s in process at Boeing. They have since elected to switch to IAI to finish the balance of the four aircraft. As I said, the first of those four went over to Israel last week — maybe it was this week. In any event, the aircraft should be completed, all five, and into service by very early 2009. We do have the advantage, based on the slots that they got from IAI, if we get this transaction done we can accelerate the in-service dates of the aircraft by about two to three months on average, because we can utilize slots that we currently have available. And if we get this CHI transaction done, we would consider those assets to be ones that would take the place of ones that we would have otherwise put into those slots.

Adam France - Keane Capital - Analyst

Another question if I may here, guys. Joe, how are you thinking — you’re getting royally jerked around here, for lack of a more professional term. What, in your mind, are the roadblocks to taking that additional financing, getting out from under the 92 million, and buying back as much stock as you can get your hands on under $5?

Joe Hete - ABX Air, Inc. - President & CEO

I think initially, certainly with the CHI transaction and the offing, there’s a sizable amount of debt we will incur. As we mentioned in our release, we have put in backup financing for that $92 million in the event that DHL elects to call the note. We believe that the $92 million note was structured back at the separation from Airborne, was a cost of providing the services to DHL at that time. And our view is that that note should stay in place so long as we are providing those services to DHL. In the event that we have to go the alternative financing route, our position is, and we believe, that any replacement financing for that would be — the interest associated with that would be an expense that would be billable to DHL, because we’re continuing to provide that same service.

Quint Turner - ABX Air, Inc. - CFO

The capital that that debt represents is deployed in the DHL network, and that’s unchanged.

Joe Hete - ABX Air, Inc. - President & CEO

As far as our ability to buy back shares and/or pay a dividend, certainly, that would be dependent upon what kind of free cash flow we generate. I said we do have a significant amount of CapEx investment that will be required because of the CHI transaction, as well as current aircraft we have in the pipeline through the early part of 2008. But certainly, if that note does go away, it does eliminate all the restrictions that we currently have on share buyback and/or dividend.

Adam France - Keane Capital - Analyst

As part of the process of replacing that $92 million, I thought I read in one of the 8-Ks that there is a $30 million convertible provision.

Quint Turner - ABX Air, Inc. - CFO

That’s one of the contingencies available to us if we want to — if we elected to use that.

Adam France - Keane Capital - Analyst

That’s not a definite?

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Quint Turner - ABX Air, Inc. - CFO

It doesn’t have to be a definite.

John Graber - ABX Air, Inc. - COO

I think one of the points that’s really important to bring out here — there’s a nuance that the market needs to understand. We have a mature agreement with our good customer DHL, but there are large pieces of it that we’ve never exercised, and this is new to us and new to them. The 10% is one; going out and buying CHI is another. And the point I want to make is that we are in active and cordial discussions with DHL about how we work our way through these points. And they’re working with us to come to a common understanding of what happens next.

Adam France - Keane Capital - Analyst

Super. Thank you.

Operator

(OPERATOR INSTRUCTIONS). [Numinda Desilva], Prescott Capital.

Numinda Desilva - Prescott Capital - Analyst

Just looking at the value of the assets, with the synergies with ASTAR, it seems that DHL has pretty high value for those assets. Is there a scenario, or is it viable or attractive, that you guys sell those assets to ASTAR and operate the air cargo and other assets separately?

Joe Hete - ABX Air, Inc. - President & CEO

I’m not sure that we want to comment on something along those lines. Obviously, there’s all kinds of options that would be available to us. We’re always looking at an opportunity to allow our customer to be more successful in the US. I think that’s about the extent we would want to comment at this time.

Numinda Desilva - Prescott Capital - Analyst

Have you guys — have you hired an investment banker, in the sense that is Goldman Sachs still working with you guys? Or were they on a project basis?

Joe Hete - ABX Air, Inc. - President & CEO

Goldman Sachs - we had retained Stifel Nicolaus in advance of the ASTAR indication of interest to assist us with looking for a strategic alternative. And of course that’s when they were instrumental in the lead on the CHI transaction. When we had the indication of interest from ASTAR, we looked at it since it was call it a hostile move on ABX, we retained the services of Goldman Sachs for that project. And of course they are in retainer on a go-forward basis.

Operator

(OPERATOR INSTRUCTIONS). Adam France, Keane Capital.

Adam France - Keane Capital - Analyst

Joe, are you seeing any pattern in terms of what DHL is doing in terms of taking back these smaller hubs? And what are we left with in size outside of Wilmington at this point?

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Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Joe Hete - ABX Air, Inc. - President & CEO

In terms of what the total remaining book of business is outside of Wilmington?

Adam France - Keane Capital - Analyst

Yes.

Joe Hete - ABX Air, Inc. - President & CEO

It’s roughly $40 to $50 million in total, when you count all the regional facilities that are left.

Adam France - Keane Capital - Analyst

Okay.

Joe Hete - ABX Air, Inc. - President & CEO

Not a really big number.

Adam France - Keane Capital - Analyst

$40 to $50 million in (multiple speakers)

Joe Hete - ABX Air, Inc. - President & CEO

Revenue. Then you can figure 2 to 2.5% maybe on the incremental — on the markup piece.

Quint Turner - ABX Air, Inc. - CFO

Remember the hub services business doesn’t have assets in it per se, so the cash flows are really just the markup.

Adam France - Keane Capital - Analyst

Is there a pattern that you’re seeing here, Joe, in terms of things that keep taking back from you?

Joe Hete - ABX Air, Inc. - President & CEO

Obviously, there’s no legal preclusion from DHL. We would consider them to be our competition for the hub services portion of the agreement. And they started with the Allentown facility back in January of this year, took over the Riverside facility. So I think you can draw a conclusion that at some point they will move towards taking at least all the regional facilities. We believe it’s in their best interest for us to hold onto the Wilmington operation because there is close ties between what we provide under the ACMI side as well as under the hub piece. Cross-utilization of people during inclement weather proves extremely valuable. We utilize folks out of the maintenance organization, for example, to assist with de-icing of aircraft during really bad weather. So there’s a lot of synergies that are gained by keeping the Wilmington hub with ABX because of that cross-utilization capability. But certainly, you don’t have that same benefit when you get outside the Wilmington ops.

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FINAL TRANSCRIPT

Nov. 16. 2007 / 10:30AM ET, ABXA - Q3 2007 ABX Air, Inc Earnings Conference Call

Adam France - Keane Capital - Analyst

Thank you.

Operator

Thank you very much, sir. At this time I’d like to turn the call back over to our speakers for any closing remarks they may have.

Joe Hete - ABX Air, Inc. - President & CEO

Thanks, Bill. As we discussed, I want to remove as much of the uncertainty as I can over recent events, and to tell you more than we have been able to [today] about the benefits for shareholders and our operating and strategic plans, including our CHI transaction. I hope you agree that we have made progress on that today. You have our commitment to do even more over the next several months, including investor meetings as soon as we are able to get out on the road. Thank you for your candid comments today and for your continuing interest in ABX Air.

Operator

Thank you very much, sir. And thank you, ladies and gentlemen, for your participation in today’s conference call. This concludes your presentation for today. You may now disconnect.

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THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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